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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                               inTEST Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)




             Delaware                                       22-2370659
             --------                                       ----------
(State of incorporation or organization)         (I.R.S. Employer Identification
                                                 No.)



2 Pin Oak Lane, Cherry Hill, New Jersey                            08003
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     (Address of principal executive offices)              (Zip Code)



        Securities to be registered pursuant to Section 12(b) of the Act:


                                      NONE


        Securities to be registered pursuant to Section 12(g) of the Act:


                          Common Stock, $.01 par value




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Item 1.  Description of Registrant's Securities to be Registered

         A description of the securities of the Registrant to be registered is incorporated herein by reference to the section entitled "Description of Capital Stock" in the Registrant's Registration Statement on Form S-1, File No. 333-26457, filed with the Securites and Exchange Commission on May 2, 1997. A copy of which incorporated information is attached hereto as Exhibit A.


Item 2.  Exhibits


Exhibit
Number            Description of Document

2.1               Certificate of Incorporation of the Registrant (filed as
                  Exhibit 3.1 to the Registration Statement of the Registrant on Form S-1, File No. 333-26457, and hereby incorporated herein by reference).

2.2 Bylaws of the Registrant (filed as Exhibit 3.2 to the Registration Statement of the Registrant on Form S-1, File No. 333-26457, and hereby incorporated herein by reference).

2.3               Specimen stock certificate representing Common Stock (filed as
                  Exhibit 4.1 to the Registration Statement of the Registrant on Form S-1, File No. 333-26457, and hereby incorporated by reference).


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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                 inTEST Corporation
                                 -----------------------------------------------
                                                   (Registrant)


Dated:  May 6, 1997              By:   /s/ Alyn R. Holt
                                       -----------------------------------------
                                 Name:      Alyn R. Holt
                                 Title:     Chairman and Chief Executive Officer


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                                    EXHIBIT A

Common Stock

         As of March 31, 1997, there were 3,790,591 shares of Common Stock outstanding that were held of record by 17 stockholders. Prior to the offering, the Company will issue an additional 300,443 shares of its Common Stock in exchange for the minority interests in the Company's three subsidiaries (the "Exchange"). Giving effect to the sale of the shares of Common Stock offered by the Company in the offering and the shares to be issued in the Exchange, there will be 5,911,034 shares of Common Stock outstanding immediately following the offering.

         Holders of Common Stock are entitled to one vote per share, to receive dividends when and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are, and the shares to be sold hereby will be, upon issuance and payment therefor, duly authorized, fully paid and nonassessable. The holders of Common Stock do not have cumulative voting rights. The holders of a majority of the shares of Common Stock can elect all the directors and can control the management and affairs of the Company. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of any series of Preferred Stock that the Company may issue in the future.

Preferred Stock

         The Company has an authorized class of undesignated Preferred Stock consisting of 5,000,000 shares. Preferred Stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in the Company's Certificate of Incorporation, as the Board of Directors determines. The rights, priorities, preferences, qualifications, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. Upon consummation of the offering, no shares of Preferred Stock will be outstanding. The Company has no present intention to issue shares of Preferred Stock.

Certain Corporate Provisions

         The Company's Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine.

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